EXHIBIT 99.1
                                                                    ------------
                                                                            NEWS

FINANCIAL
RELATIONS BOARD

                                                         RE: NN, Inc.
                                                         2000 Waters Edge Drive
                                                         Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY                                    AT FINANCIAL RELATIONS BOARD
--------------                                 ---------------------------------
Will Kelly                                     Marilynn Meek      Susan Garland
Treasurer & Manager of Investor Relations      (General info)     (Analyst info)
(423) 743-9151                                 212-827-3773       212-827-3775

FOR IMMEDIATE RELEASE
April 28, 2005

                   NN, INC. REPORTS FIRST QUARTER 2005 RESULTS
                   Revenues Up 12%, Earnings Per Share Up 21%

Johnson City, Tenn, April 28, 2005 - NN, Inc. (Nasdaq: NNBR) today reported its financial results for the first quarter ended March 31, 2005. Net sales for the first quarter of 2005 were $86.7 million, an increase of 11.7% from $77.6 million for the same period of 2004. Net income for the first quarter of 2005 totaled $4.0 million, or $0.23 per diluted share, compared to $3.2 million, or $0.19 per diluted share for the first quarter of 2004, an increase of 25% and 21% respectively.

Roderick R. Baty, Chairman and Chief Executive Officer, commented, "Of the total revenue growth of $9.1 million in the first quarter, the impact of foreign currency translation accounted for $3.4 million, price increases associated with raw material pass through accounted for $3.1 million and market share/volume improvements accounted for $2.6 million. Our 2005 first quarter revenues reflect flat demand in both the North American and European automotive sectors and strong industrial demand in both markets. As a result, our first quarter revenue of $86.7 million was slightly lower than anticipated, but we remain on track with the previously announced 2005 full year revenue guidance of $337.0 million.

"As a percentage of net sales, 2005 first quarter cost of goods sold of 78.0% was essentially flat to the 2004 first quarter cost of goods sold of 77.8%. However, cost of goods sold in the first quarter of 2005 was 3.8% and 1.1% lower than our 2004 fourth quarter and 2004 full year levels, respectively. As a percentage of sales, selling, general and administrative expenses for the first quarter of 2005 was on plan at 8.6% as compared to 9.2% for the same period in 2004 and 9.8% for the full year of 2004.

"Although debt decreased by $2.4 million during the first quarter, total debt minus cash increased by $3.9 million, reflecting traditionally higher working capital needs of the first quarter. We anticipate a debt reduction of approximately $12.0 million to $13.0 million for the full year 2005.

"Mr. Baty continued, "While we continue to have concerns regarding the overall volatility of steel and raw material inflation, we do expect to recover the impact of any future inflation in the form of price increases to our customers. With the overall competitiveness of the markets our customers serve, this obviously creates a difficult environment for both our customers and NN.

Mr. Baty concluded, "Overall, we are pleased with the progress we have made during the first quarter of 2005. Several actions we implemented in 2004 have positioned the company well for ongoing improved financial performance. This included the start-up investment in both our Slovakian and Chinese facilities as well as strategic restructuring initiatives in Europe and North America which were previously announced in the fourth quarter of 2004. Additionally, our Level 3 initiative is playing an increasingly major role in achieving significant improvements in cost, quality and customer service. The combination of these actions continue to have a positive impact on our global manufacturing operations."

NN, Inc. manufacturers and supplies high precision bearing components consisting of balls, rollers, seals, and retainers for leading bearing manufacturers on a global basis. In addition, the company manufactures a variety of other plastic components. NN, Inc. had sales of US $304 million in 2004.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "assumptions", "target", "guidance", "outlook", "plans", "projection", "may", "will", "would", "expect", "intend", "estimate", "anticipate", "believe", "potential" or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company's dependence on certain major customers, and other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on 10-K for the fiscal year ended December 31, 2004.

                             Financial Tables Follow

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



                                    NN, Inc.
                        Consolidated Statements of Income
                    (In thousands, except per share amounts)
                                   (Unaudited)
                                                                                                  Three Months Ended
                                                                                                        March 31,
                                                                                              2005               2004
                                                                                         ------------       ------------
Net sales                                                                                    $ 86,715           $ 77,632
Cost of goods sold (exclusive of depreciation
   shown separately below)                                                                     67,666             60,390
Selling, general and administrative                                                             7,484              7,143
Depreciation and amortization                                                                   4,174              3,999
(Gain) loss on disposal of assets                                                                   4                 (8)
                                                                                         ------------       ------------
Income from operations                                                                          7,387              6,108
Interest expense, net                                                                             984                841
Other income                                                                                     (171)               (48)
                                                                                         ------------       ------------
Income before provision for income taxes                                                        6,574              5,315
Provision for income taxes                                                                      2,551              2,097
                                                                                         ------------       ------------
Net income                                                                                   $  4,023           $  3,218
                                                                                         ============       ============
Diluted income per common share                                                              $   0.23           $   0.19
                                                                                         ============       ============
Weighted average diluted shares                                                                17,261             17,189
                                                                                         ============       ============

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


                                    NN, Inc.
                            Condensed Balance Sheets
                                 (In thousands)
                                   (Unaudited)

                                                                            March 31,               December 31,
                                                                               2005                     2004
                                                                        ------------------        -----------------
Assets
Current Assets:
Cash                                                                              $  4,445                $  10,772
Accounts receivable, net                                                            60,110                   51,597
Inventories, net                                                                    34,272                   35,629
Other current assets                                                                13,122                   10,340
                                                                        ------------------        -----------------
   Total current assets                                                            111,949                  108,338

Property, plant and equipment, net                                                 123,232                  131,169
Goodwill, net                                                                       43,420                   44,457
Other assets                                                                         5,983                    5,905
                                                                        ------------------        -----------------
   Total assets                                                                   $284,584                $ 289,869
                                                                        ==================        =================
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable                                                                  $ 42,012                $  45,217
Dividends payable                                                                    1,351                       --
Accrued salaries and wages                                                          14,285                   16,332
Income tax payable                                                                   3,229                    1,599
Short-term portion of long-term notes payable                                        7,240                    7,160
Other liabilities                                                                    5,040                    4,123
                                                                        ------------------        -----------------
   Total current liabilities                                                        73,157                   74,431

Deferred income taxes                                                               17,432                   17,857
Long-term notes payable                                                             65,031                   67,510
Accrued Pension and Other                                                           14,306                   14,931
                                                                        ------------------        -----------------
Total liabilities                                                                  169,926                  174,729

Total stockholders' equity                                                         114,658                  115,140
                                                                        ------------------        -----------------

Total liabilities and stockholders' equity                                        $284,584                $ 289,869
                                                                        ==================        =================

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